Filed pursuant to Rule 424(b)(3) and 424(b)(7)
Registration Statement No. 333-98207

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated April 15, 2003)

6,875,844 Shares

Host Hotels & Resorts, Inc.

(Formerly Host Marriott Corporation)

Common Stock

This prospectus supplement relates to up to 6,875,844 shares of our common stock that may be sold by the selling shareholders named in the prospectus dated April 15, 2003, as amended (the “Prospectus”), as such Prospectus is supplemented by this prospectus supplement. This prospectus supplement should be read in conjunction with the Prospectus.

This prospectus supplement serves to correct the name of a selling shareholder, which has changed its name since the date of the Prospectus. The selling shareholder identified in the Prospectus as “Summit Resources, Ltd.” has changed its name to “Manchester Financial Group LP.” The references to Summit Resources, Ltd. on the cover page of the Prospectus are hereby changed accordingly. In addition, the information appearing below, as of the date hereof, replaces the section appearing under the heading “Selling Shareholders” in the Prospectus.

SELLING SHAREHOLDERS

The 6,875,844 shares of common stock offered by the selling shareholders under this prospectus represent shares of common stock that may be issued by us upon the redemption of up to 6,875,844 OP Units held by the selling shareholders. The selling shareholders do not currently own any shares of common stock. The following table provides the name of each selling shareholder, the number of shares of common stock beneficially owned before this offering, the number of shares of common stock to be offered under this prospectus upon redemption of a corresponding number of OP Units held by such selling shareholder, and the number of shares of common stock beneficially owned by such selling shareholder after this offering. Because each selling shareholder may sell all, some or none of the shares of common stock covered by this prospectus, no estimate can be made of the actual number of shares of common stock that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering.

Selling Shareholders	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Offered Hereby	Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage of Common Stock After the Offering
Landmark Hospitality Services, Inc. (2)	6,348,748	6,348,748	—	—
Manchester Financial Group LP (2)(3)	140,779	140,779	—	—

(1)	Assumes the selling shareholder sells all of the shares of common stock being offered by this prospectus.

(2)	Shares are also beneficially owned by Douglas F. Manchester. Mr. Manchester beneficially owns in aggregate 12,065,067 shares, which we may elect to issue in connection with the redemption of an equal number OP Units (including the OP Units owned of record by the selling shareholders). Assuming all of the shares registered hereby are sold, Mr. Manchester will beneficially own in aggregate 5,575,540 shares of common stock, representing 1.1% of our shares of common stock outstanding as of April 30, 2008.

(3)	Formerly known as Summit Resources, Ltd.

The shares of common stock covered by this prospectus represent approximately 1.2% of our total shares of common stock outstanding as of April 30, 2008.

Investing in our common stock involves risks. See “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and other information contained or incorporated by reference in the Prospectus, including the discussion of material federal income tax considerations applicable to us and holders of our common stock incorporated by reference from our Form 8-K dated February 27, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 16, 2008